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Exhibit 99.1

FOR IMMEDIATE RELEASE December 3, 2001	Corporate Contact:	Nina Piccinini eSoft Inc. 303-444-1600 ext 3255 303-883-6397 (mobile) ninap@esoft.com

eSoft Adopts Stockholder Rights Plan

    BROOMFIELD, Colo.—December 3, 2001—eSoft Inc. (NASDAQ: ESFT), today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of December 24, 2001 will receive rights to purchase shares of a new series of Preferred Stock.

    The Rights Plan is designed to enable all eSoft stockholders to realize the full value of their investment and to provide fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire eSoft. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

    The rights will be distributed as a non-taxable dividend and will expire in 10 years from the record date. The rights will be exercisable only if a person or group acquires 15 percent or more of eSoft's Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of eSoft's Common Stock, all rightsholders except the buyer will be entitled to acquire eSoft Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of eSoft's Common Stock without negotiations with the Board of Directors.

    The rights will trade with eSoft's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. eSoft's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

About eSoft Inc.

    eSoft is pioneering the delivery of business and IT-related applications through its secure Internet appliances. The company's product line provides security features that include firewall and VPN, Internet and Web hosting services and business-enhancing software upgrades. eSoft's products are sold internationally through a network of value added resellers, Internet service providers and value added distributors. The company is headquartered in Broomfield, Colorado and trades on the NASDAQ exchange under the ticker symbol ESFT. Contact eSoft at 295 Interlocken Blvd., #500, Broomfield, Colo., 80021; 303-444.1600 phone; 303-444-1640 fax; www.esoft.com.

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SoftPak Director, SoftPak, InstaRak and InstaGate are all trademarks and/or service marks of eSoft. All other brand and product names may be trademarks of the respective companies with which they are associated.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "project," "estimate" or words of similar meaning. Readers should not place undue reliance on these forward-looking statements, and eSoft will not necessarily update these statements to reflect subsequent developments. In addition, these forward-looking statements are subject to risks, uncertainties and important factors that may cause actual results to differ materially from those anticipated. These factors include adverse economic conditions, entry of new and stronger competitors inadequate capital, unexpected costs, failure to gain product approval in foreign countries, failure to meet continued Nasdaq SmallCap Market listing criteria, failure to capitalize upon access to new markets, the possibility that a competitor will develop a more comprehensive or less expensive solution and delays in the market awareness of eSoft and its products. Readers should review these factors and others, which are discussed in reports that eSoft files with the Securities and Exchange Commission.

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eSoft Adopts Stockholder Rights Plan